Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS RECORD RESULTS FOR 2005

Loans On-Balance Sheet up 47%; Originations up 34%;

Cost to Originate down 15%; Net Income up 19% in 2005

SAN DIEGO, Feb. 14—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced record results for the quarter and year ended December 31, 2005.

Net income for the year ended December 31, 2005 was $155.4 million, or $7.07 per share on a fully-diluted basis, an increase of 18.9% over $130.8 million for the year ended December 31, 2004. Total net revenues for the year increased 21.1% to $568.6 million from $469.6 million the prior year.

Net income for the quarter ended December 31, 2005 was $43.3 million, or $1.96 per share on a fully-diluted basis, an increase of 13.6% over net income of $38.1 million for the comparable period in 2004. Total net revenues for the quarter increased by 11.5% to $150.1 million from $134.6 million for the comparable period in 2004.

Chairman and CEO James Konrath said, “Accredited met the challenge of a volatile 2005 for the non-prime mortgage industry by relying on the strength of our proven business model that features profitable origination and portfolio growth, minimizing our net cost to originate, and leveraging our experienced management team. In addition, the record results reflect the strength and commitment of our business partners, and of course, our world-class employees across the United States and in Canada.”

Mr. Konrath added, “We expect 2006 to present an equally challenging environment that we are confronting with the same determination, confidence and focus, which were successful in 2005. To meet that challenge and continue to excel, Accredited will strengthen the primary factors that differentiate it in the marketplace, particularly our commitment to managing for profit, portfolio quality, and diversified loan originations, financing and dispositions.”

2005 Operational Highlights

•	Net cost to originate was 1.63% for the year, including an all-time record low of 1.35% in the fourth quarter.

•	Loans on-balance sheet reached a record balance of $9.6 billion at December 31, 2005, an increase of $3.1 billion, or 46.6%, from December 31, 2004.

•	Portfolio income (interest income less interest expense and provision for losses) of $237.3 million in 2005, compared to $174.9 million in 2004, an increase of 35.7%. As a percentage of total net revenues (total revenue less interest expense and provision for losses), portfolio income increased from 37.2% in 2004 to 41.7% in 2005.

•	Mortgage origination volume of $16.6 billion in 2005, compared to $12.4 billion in 2004, an increase of 33.5%. Origination volume for the fourth quarter equaled $4.7 billion, which was the highest quarterly volume in the company’s history.

Financial Summary ($000)

	Q4 2005	% Change from Q4 04	2005	% Change from 2004
Total Net Revenues	$150,099	11.5%	$568,573	21.1%
Total Expenses	79,554	13.9%	301,177	20.5%

Income before Income Taxes and Minority Interest	$70,545	8.9%	$267,396	21.7%

Net Income	$43,281	13.6%	$155,432	18.9%

The 21.1% increase in total net revenues from 2004 to 2005 resulted primarily from increases in portfolio income and an increase in whole loan sales. Net interest income after provision increased 35.7% from $174.9 million in 2004 to $237.3 million in 2005, primarily due to the larger loan portfolio, partially offset by a smaller net interest margin percentage. The increase in the size of the loan portfolio from 2004 resulted from four quarterly securitizations structured as financings and a higher balance of loans held for sale and securitization. The gain on sale of loans increased 10.4% from $283.6 million in 2004 to $313.1 million in 2005 primarily due to higher volume of whole loan sales for cash, offset in part by lower premiums. The company’s average whole loan premiums, net of hedging, decreased from 3.71% in 2004 to 2.95% in 2005. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Total operating expenses increased 20.5% from $249.9 million in 2004 to $301.2 million in 2005, due primarily to the costs associated with larger loan originations. Salaries, wages and benefits expense increased by 18.0% from $160.8 million in 2004 to $189.8 million in 2005 due primarily to the growth in the number of employees and increased commission and bonus costs related to higher loan originations, offset in part by greater efficiency. General, administrative, and other expenses increased by 25.1% from $89.1 million in 2004 to $111.4 million in 2005 due primarily to increases in loan originations, number of staff, and number of locations.

Loan Originations

The company originated $16.6 billion of mortgage loans for the year ended December 31, 2005, compared to $12.4 billion of mortgage loan originations in 2004, an increase of 33.5%.

Wholesale and retail originations for the year represented 90% and 10% of total loan production, respectively, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.63% for the year. For Q4 2005, the company’s net cost to originate was 1.35%, compared to 1.89% in Q4 2004 and 1.57% in Q3 2005. Management believes this measurement is beneficial to investors because it provides a measurement of efficiency of the origination process. Additional detail on the calculation can be found in the Financial Summary at the end of this release.

Loan Dispositions

During 2005, $11.4 billion of mortgage loans were sold in whole loan sales for cash, and $4.2 billion of mortgage loans went into securitizations structured as financings. At the end of the fourth quarter, approximately $900 million of mortgage loans in the United States and Canada were held for additions to the long-term portfolio, and $2.3 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $90.2 million of liquidating off-balance sheet securitizations, totaled $9.7 billion at December 31, 2005. The serviced portfolio increased 44.2% from $6.7 billion at December 31, 2004. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for disposition. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 2.47% of the serviced portfolio at December 31, 2005, compared to 1.95% at September 30, 2005 and 1.74% at December 31, 2004. Delinquency levels remain well within management’s expectations and continue to be substantially below published industry averages.

Liquidity

The company had approximately $5.2 billion in warehouse credit capacity at December 31, 2005. At the end of December, the company had used $2.8 billion of this capacity. The company had a record $356.4 million in available cash and additional liquidity at December 31, 2005.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 14.1 times at December 31, 2005. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance for 2006

For the total year 2006, the company affirms its previous earnings guidance of $7.70—$8.00 per share. Achieving the earnings growth projected for 2006 will depend, in large part, on the impact of the industry and competitive environment on rates and margins. Earnings per share are expected to be at the top of the range if the industry continues the fourth quarter trend of increasing the spread between the rates to borrowers and the cost of funds. Earnings per share are estimated at the lower end of the range if these spreads remain at year-end 2005 levels.

Earnings Guidance for First Quarter

For the first quarter of 2006, the company expects earnings to increase from prior year in proportion with its annual guidance. The first quarter guidance assumes:

•	A seasonal decline in loan origination volume compared to the fourth quarter

•	An increase in the cost to originate as a result of the lower volume

•	Lower net premium received on whole loan sales from the fourth quarter of 2005

Conference Call

Accredited will host a conference call for analysts and investors on February 14, 2006 at 11:00 a.m. EST (8:00 a.m. PST) to discuss the company’s financial results for the fourth quarter and full year 2005. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – www.accredhome.com. A replay of the conference call will be archived on the website.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s expected net earnings for the first quarter and full year 2006 and its projected growth in loan originations; the company’s ability to control costs, including costs to originate; the credit quality of the company’s loan portfolio; the company’s outlook on the competitive and regulatory environments, generally, and the impact that those environments will have on weighted average coupons and margins; the company’s intended loan disposition strategy, including the mix of loans sold and securitized; the company’s ability to maintain and grow its network of business partners; and the company’s liquidity. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2004, its report on Form 10-Q for the first, second and third quarters of 2005, and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
(dollars in thousands)
Income Statement:
Interest income	$179,912	$114,290	$610,107	$357,081
Interest expense	(102,930)	(48,074)	(309,953)	(134,211)

Net Interest income	76,982	66,216	300,154	222,870
Provision for losses	(16,515)	(14,032)	(62,892)	(47,985)

Net interest income after provision	60,467	52,184	237,262	174,885
Gain on sale of loans	85,307	78,991	313,105	283,580
Other income	4,325	3,437	18,206	11,138

Total net revenues	150,099	134,612	568,573	469,603

Salaries, wages and benefits	49,299	43,047	189,801	160,822
General, administrative, and other expenses	30,255	26,781	111,376	89,058

Total operating expenses	79,554	69,828	301,177	249,880

Income before income taxes and minority interest	70,545	64,784	267,396	219,723
Income tax provision	24,769	24,188	101,986	85,289
Minority interest - dividends on preferred stock of subsidiary	2,495	2,495	9,978	3,656

Net income	$43,281	$38,101	$155,432	$130,778

Basic earnings per share	$2.03	$1.85	$7.37	$6.42

Diluted earnings per share	$1.96	$1.76	$7.07	$6.07

Weighted average shares outstanding:
Basic	21,339	20,639	21,097	20,374

Diluted	22,100	21,699	21,990	21,546

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
(dollars in thousands)
Other Data:
Originations:
Wholesale	$4,225,653	$3,104,410	$14,947,003	$11,215,560
Retail & Other	494,974	359,978	1,635,637	1,204,662

Total mortgage loan originations	$4,720,627	$3,464,388	$16,582,640	$12,420,222
Weighted average coupon rate of mortgage loan originations	8.09%	7.34%	7.77%	7.31%
Weighted average credit score (1)	641	637	639	639
Loan sales and securitizations:
Whole loan sales	$3,521,765	$2,497,553	$11,437,635	$8,282,215
Mortgage loans securitized	1,195,114	1,046,675	4,240,194	3,269,832

Total loan sales and securitizations	$4,716,879	$3,544,228	$15,677,829	$11,552,047
Net profit margin on whole loan sales:
Gain on whole loan sales (2)	2.29%	3.58%	2.76%	3.72%
Net gain (loss) on derivatives (2)	0.23%	-0.10%	0.19%	-0.01%

Net premium received on whole loan sales (2)	2.52%	3.48%	2.95%	3.71%
Net origination points and fees	0.59%	0.39%	0.45%	0.43%
Loan origination expenses	-1.94%	-2.28%	-2.07%	-2.35%

Net cost to originate (3)	-1.35%	-1.89%	-1.63%	-1.92%

Net profit margin on whole loan sales	1.17%	1.59%	1.32%	1.78%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.30%	0.32%	0.27%	0.34%
Net interest margin components (4)
Warehouse
Interest income	7.71%	7.39%	7.56%	7.26%
Interest expense	-5.14%	-3.70%	-4.56%	-3.08%

Spread	2.57%	3.69%	3.00%	4.18%

Securitizations
Interest income	7.71%	7.55%	7.69%	7.46%
Interest expense	-4.45%	-3.03%	-3.87%	-2.75%

Spread	3.26%	4.52%	3.82%	4.71%

Net Interest Margin	3.30%	4.34%	3.76%	4.60%

	At December 31, 2005	At December 31, 2004
(dollars in thousands)
Serviced Portfolio:
Loans held for sale	$2,276,875	$1,811,429
Loans held for investment	7,339,097	4,749,149
Loans sold servicing retained or securitized/off balance sheet	90,181	171,002

Total serviced portfolio at period end	$9,706,153	$6,731,580

Total delinquent at period end (5)	2.47%	1.74%
Total number of employees	2,762	2,694

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. Weighted average FICO scores shown do not include Canada volume.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below.

(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconciliation table below.

(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At December 31, 2005	At December 31, 2004
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$90,921	$39,745
Mortgage loans held for sale, net	2,252,252	1,790,134
Mortgage loans held for investment, net	7,195,872	4,690,758
Other receivables	131,937	57,658
Other assets	182,264	110,082

Total Assets	$9,853,246	$6,688,377

Warehouse credit facilities	$2,037,582	$2,204,860
Asset backed commercial paper	767,537	—
Securitization bond financing	6,240,820	3,954,115
Other liabilities	155,973	68,925

Total Liabilities	9,201,912	6,227,900
Minority interest - preferred securities of subsidiary	97,922	97,922
Total Stockholders’ Equity	553,412	362,555

Total Liabilities and Stockholders’ Equity	$9,853,246	$6,688,377

Regulation G Disclosures

Information on the gain on sale components, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the stability of the company’s earnings, the efficiency of its loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how the gain on sale components, net cost to originate and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Gain on Sale

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
(dollars in thousands)
Whole loan sales	$3,521,765	$2,497,553	$11,437,635	$8,282,215
Gross gain on whole loan sales	$80,632	$89,382	$315,626	$308,288
Gain on sale of loans acquired in clean-up call	73	—	3,245	—
Net gain (loss) on derivatives	7,967	(2,455)	21,601	(1,201)
Loans held for sale valuation reserve (1)	(4,459)	(4,360)	(18,472)	(12,814)
Net origination points and fees	14,681	6,289	38,940	32,120
Direct loan origination expenses	(13,587)	(9,865)	(47,835)	(42,813)

Total net gain on sale of loans	$85,307	$78,991	$313,105	$283,580

Average whole loan premium
Gross gain on whole loan sales	$80,632	$89,382	$315,626	$308,288
Net gain (loss) on derivatives	7,967	(2,455)	21,601	(1,201)

Net premium received on whole loan sales	$88,599	$86,927	$337,227	$307,087

As % of whole loan sales (2)
Gross gain on whole loan sales	2.29%	3.58%	2.76%	3.72%
Net gain (loss) on derivatives	0.23%	-0.10%	0.19%	-0.01%

Net premium received on whole loan sales	2.52%	3.48%	2.95%	3.71%

(1)	Previously issued amounts for provision for repurchases, premium recaptures and loans held for sale have been reclassified to conform to current presentation.

(2)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain by whole loan sales.

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
(dollars in thousands)
Total mortgage loan originations	$4,720,627	$3,464,388	$16,582,640	$12,420,222
Total operating expenses	$79,554	$69,829	$301,177	$249,881
Add deferred direct loan origination expenses	17,888	14,329	65,234	57,113
Less servicing cost (1)	(5,698)	(5,330)	(22,753)	(15,348)

Loan origination expenses	91,744	78,828	343,658	291,646
as % of volume	1.94%	2.28%	2.07%	2.35%
Less deferred net origination points and fees	(27,907)	(13,463)	(74,040)	(52,819)

Net cost to originate	$63,837	$65,365	$269,618	$238,827

as % of volume	1.35%	1.89%	1.63%	1.92%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses

Regulation G Disclosure related to Adjusted Leverage

(dollars in thousands)	At December 31, 2005	At December 31, 2004
Total Liabilities	$9,201,912	$6,227,900
Minority interest - preferred securities of subsidiary	$97,922	$97,922
Total Stockholders’ Equity	553,412	362,555

Total Minority Interest and Stockholders’ Equity	$651,334	$460,477

Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	14.1	13.5
Ratio of Total Liabilities divided by Stockholders’ Equity	16.6	17.2